Exhibit 10.1

THIRD AMENDMENT TO ADDENDUM TO MORTGAGE SELLING AND

SERVICING CONTRACT (EAF Agreement)

This Third Amendment (the “Third Amendment”) to that Addendum To Mortgage Selling and Servicing Contract dated effective as of July 1, 2012 (the “EAF Agreement”) by and between FANNIE MAE, a corporation organized and existing under the laws of the United States (“Fannie Mae”) and GREEN TREE SERVICING LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Servicer”), is hereby mutually agreed upon and entered into effective April 1, 2013.

WITNESSETH:

WHEREAS, pursuant to that First Amendment to the EAF Agreement dated January 3, 2013, Fannie Mae agreed to increase the Early Reimbursement Amount Limit to accommodate 1) Eligible Advances and GMACM Legacy Servicing Advances applicable to the Mortgage Loans the mortgage servicing rights to which Servicer acquires from GMAC Mortgage, LLC on or about January 31, 2013; and 2) Eligible Advances and BANA Legacy Servicing Advances applicable to the Mortgage Loans the mortgage servicing rights to which Servicer acquires from Bank of America, National Association on or about January 31, 2013 ;

WHEREAS, Fannie Mae and Servicer memorialized in a Second Amendment to the EAF Agreement an increase to the Early Reimbursement Amount Limit applicable to the mortgage servicing rights Servicer acquired from GMAC Mortgage, LLC on or about January 31, 2013; and

WHEREAS, Fannie Mae and Servicer agreed to memorialize in a written agreement, which shall be this Third Amendment, the amount and the effective date of an increase to the Early Reimbursement Amount Limit to accommodate the mortgage servicing rights Servicer acquired from Bank of America, National Association on or about January 31, 2013.

NOW, THEREFORE, in consideration of the mutual premises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon terms and subject to the conditions set forth herein, the Fannie Mae and Servicer agree as follows:

Section 1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the EAF Agreement, as amended hereby, are used herein as therein defined.

Section 2. Early Reimbursement Amount Limit. To accommodate Eligible Advances, GMACM Legacy Servicing Advances and BANA Legacy Servicing Advances applicable to the Mortgage Loans the mortgage servicing rights to which Servicer acquired from GMAC Mortgage, LLC and Bank of America, National Association on or about January 31, 2013, the Section of the EAF Agreement titled “Early Reimbursement Amount Limit” shall be amended and restated in its entirety to provide as follows, effective April 1, 2013:

Fannie Mae’s obligation to make payment of Periodic Early Reimbursement Amounts will not exceed a maximum Aggregate Early Reimbursement Amount of Nine Hundred Fifty Million ($950,000,000) dollars.

Section 3. Continuing Effect of the EAF Agreement. Except as expressly amended hereby, the provisions of the EAF Agreement are and shall remain in full force and effect.

Section 4. Counterparts. This Third Amendment to EAF Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Third Amendment to EAF Agreement to be duly executed in its name by one of its duly authorized officers, all as of the date first above written.

FANNIE MAE		GREEN TREE SERVICING LLC

By:	/s/ Tara Malone	By:	/s/ Keith A. Anderson
Name:	Tara Malone	Name:	Ketih A. Anderson
Title:	Vice President	Title:	President